Exhibit 1(11)

ABG SUNDAL COLLIER

Canargo Energy Corporation
Concordia Mountville Road
PO Box 291
GY1 3RR St. Peter Port
Channel Islands

Att: David Robson, CEO and Chairman

Oslo, 23 March 2004

ENGAGEMENT LETTER

1. Background
CanArgo Energy Corporation (“CanArgo” or the “Company”) is planning to increase its share capital through one or several equity offerings (the “Offering”). The Offering size will be up to USD 50 million.

This agreement confirms that ABG Sundal Collier Norge ASA (“ABGSC”) has been engaged as Lead Manager and financial advisor in relation to the Offering (the “Engagement”).

2. Scope of the Engagement
In connection with the Engagement, ABGSC agrees to the following scope:

a)	Financial advisory in relation to the Offering, including transaction procedure, structure and offering volume and subscription price;

b)	Coordinate due diligence of CanArgo as required and deemed necessary by ABGSC (legal, financial, commercial and technical), including engaging legal and if required, financial and technical advisers for this purpose;

c)	Together with the Company and CanArgo’s other advisors, assist in preparation of necessary documentation and presentation material in connection with the Offering;

d)	Assist in connection with correspondence and meetings with Oslo Børs and American Stock Exchange if an when required together with CanArgo’s other advisors;

e)	Market the Company and co-ordinate the sales effort towards potential interested parties in Europe and North America;

f)	Administration of the subscription process and perform back office functions in relation to the Offering in coordination with the Company’s other advisors; and

g)	Act as discussion partner for CanArgo and its Board of Directors in relation to further development of the Company’s equity capital market strategy.

3. Responsibility
It is the Company’s responsibility to ensure that all actions taken in connection with the Offering are according to authorisations given to the Board of Directors and current laws and regulations.

4. Fees
ABGSC and CanArgo have agreed upon a fee structure as follows:

a)	Management Fee: ABGSC shall be entitled to a non-refundable Management fee of NOK 600,000. The Management fee becomes due within 60 days from signing of this agreement.

b)	Success Fee: ABGSC shall be entitled to a Success Fee based on the overall fee of 6% of the gross proceeds from the Offering. The payment of the Success Fee becomes due when the gross proceeds from the Offering has been paid to an account in ABG Sundal Collier’s name.

5. Terms of the agreement and cost of termination

a)	The terms of the Engagement shall commence on the date CanArgo accepts this Engagement Letter. It is understood, however, that ABGSC’s services may be terminated, by the Company or by ABGSC, at any time upon 30 days written notice, without liability or continuing obligation, provided, however, that the provisions of the attached “ABG Sundal Collier (Corporate Finance) — Standard Terms of Agreement” shall survive termination of this letter.

b)	No termination made by CanArgo will affect ABGSC’s rights to receive fees, as set out in section 4, for the transactions in accordance with section 1 above that are concluded within 12 months of termination of this agreement.

c)	On termination, fees and expenses fall due for payment 15 business days after termination of this agreement has taken place.

6. Other information
This agreement and attached “ABG Sundal Collier (Corporate Finance) — Standard Terms of Agreement” shall be governed by, and construed in accordance with, the internal laws of Norway. Any disagreement, difference or dispute between the parties hereto relating to this agreement shall be settled by arbitration in Norway.

The scope of the Engagement will be performed by Harald Erichsen and Magnus Drageset, as well as additional personnel from ABG Sundal Collier’s Corporate Finance department if required.

We appreciate your expressed confidence in ABGSC and we are looking forward to performing the assignment to your satisfaction.

Oslo, 23 March 2004

For ABG Sundal Collier Norge ASA

_____________________________
Harald Erichsen

For CanArgo Energy Corporation

_____________________________
David Robson